EXHIBIT 99.1

CONTACT:

Felicia Vonella

(914) 326-5146

fvonella@acorda.com

FOR IMMEDIATE RELEASE

Acorda Provides Update for First Quarter Ended March 31, 2019

•

INBRIJA™ (levodopa inhalation powder) commercially available on February 28; first and only FDA-approved inhaled levodopa for intermittent treatment of OFF episodes in people with Parkinson’s taking carbidopa/levodopa

•	INBRIJA 1Q 2019 net sales of $1.3 million; approximately 2,000 prescription request forms received through April 2019
•	AMPYRA® (dalfampridine) 1Q 2019 net sales of $40.1 million

ARDSLEY, NY – May 2, 2019 – Acorda Therapeutics, Inc. (NASDAQ: ACOR) provided a financial and pipeline update for the quarter ended March 31, 2019.

“Since INBRIJA became commercially available at the end of February, the feedback from both healthcare professionals and people with Parkinson’s, or PWPs, has been enthusiastic, and our Prescription Support Services center has received approximately 2,000 prescription requests. Our market research has consistently shown that both physicians and PWPs consider OFF periods one of the most troubling and disruptive aspects of Parkinson’s, and that they regard INBRIJA as having the potential to address this significant unmet need,” said Ron Cohen, M.D., Acorda's President and CEO. “We are currently meeting with insurers to discuss formulary placement. We are also continuing to roll out in-person and digital programs to educate healthcare professionals and PWPs about INBRIJA.”

First Quarter 2019 Financial Results

For the quarter ended March 31, 2019, the Company reported INBRIJA net revenue of $1.3 million. INBRIJA became commercially available on February 28, 2019.

For the quarter ended March 31, 2019, the Company reported AMPYRA net revenue of $40.1 million compared to $102.8 million for the same quarter in 2018. In September 2018, AMPYRA lost its exclusivity and generics entered the market. Consequently, the Company expects AMPYRA revenue to continue to decline.

Research and development (R&D) expenses for the quarter ended March 31, 2019 were $16.0 million, including $0.7 million of share-based compensation compared to $30.6 million, including $1.7 million of share-based compensation for the same quarter in 2018.

Sales, general and administrative (SG&A) expenses for the quarter ended March 31, 2019 were $52.7 million, including $2.8 million of share-based compensation compared to $47.6 million, including $4.2 million of share-based compensation for the same quarter in 2018.

Benefit from income taxes for the quarter ended March 31, 2019 was $0.7 million compared to a provision for income taxes of $3.5 million for the same quarter in 2018.

The Company reported a GAAP net loss of $47.6 million for the quarter ended March 31, 2019, or $1.00 per diluted share. GAAP net loss in the same quarter of 2018 was $8.2 million, or $0.18 per diluted share.

Non-GAAP net loss for the quarter ended March 31, 2019 was $26.5 million, or $0.56 per diluted share. Non-GAAP net income in the same quarter of 2018 was $6.8 million, or $0.14 per diluted share. This quarterly non-GAAP net (loss) income measure, more fully described below under “Non-GAAP Financial Measures,” excludes share-based compensation charges, non-cash interest charges on our debt, and changes in the fair value of acquired contingent consideration. A reconciliation of the GAAP financial results to non-GAAP financial results is included with the attached financial statements.

At March 31, 2019, the Company had cash, cash equivalents and short-term investments of $343.3 million compared to $445.6 million at year end 2018. The decline in cash was due in large part to non-recurring payments of approximately $45 million that were made in the first quarter, primarily related to AMPYRA inventory purchases. The Company does not expect to purchase additional AMPYRA inventory in 2019.

For the remainder of 2019, the Company expects cash expenditures to align with normal operating activities, and continues to believe that it can become cash flow positive without raising additional capital, based on its long-term projections.

2019 Financial Guidance

-	During INBRIJA’s launch year, the Company does not expect to provide INBRIJA revenue guidance.
-	The Company will no longer provide revenue guidance for AMPYRA, due to the unpredictable trajectory of revenue decline given the entrance of generics.
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R&D expenses for the full year 2019 are expected to be $70-$80 million and SG&A expenses for the full year 2019 are expected to be $200-$210 million. This guidance is a non-GAAP projection that excludes share-based compensation as more fully described below under “Non-GAAP Financial Measures.”

First Quarter 2019 Highlights

INBRIJA™ (levodopa inhalation powder)

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In March, the Company submitted responses to the INBRIJA Marketing Authorization Application (MAA) Day 120 list of questions. A final decision from the European Commission is expected before the end of 2019. Acorda is seeking approval to market INBRIJA in the European Union.

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In March, new one-year safety and exploratory efficacy outcomes data from the extension of the Phase 3 SPANSM-PD trial were presented at the Academy of Managed Care Pharmacy (AMCP) Managed Care & Specialty Pharmacy Annual Meeting.

Webcast and Conference Call

The Company will host a conference call today at 8:30 a.m. ET. To participate in the conference call, please dial (866) 393-4306 (domestic) or (734) 385-2616 (international) and reference the access code 4783943. The presentation will be available on the Investors section of www.acorda.com.

A replay of the call will be available from 11:30 a.m. ET on May 2, 2019 until 11:59 p.m. ET on June 2, 2019. To access the replay, please dial (855) 859-2056 (domestic) or (404) 537-3406 (international); reference code 4783943. The archived webcast will be available in the Investor Relations section of the Acorda website at www.acorda.com.

Non-GAAP Financial Measures

This press release includes financial results prepared in accordance with accounting principles generally accepted in the United States (GAAP), and also certain historical and forward-looking non-GAAP financial measures. In particular, Acorda has provided non-GAAP net loss, adjusted to exclude the items below, and has provided 2019 guidance for R&D and SG&A expenses on a non-GAAP basis. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. However, the Company believes the presentation of non-GAAP net loss, when viewed in conjunction with our GAAP results, provides investors with a more meaningful understanding of our ongoing and projected operating performance because this measure excludes (i) non-cash compensation charges and benefits that are substantially dependent on changes in the market price of our common stock, (ii) non-cash interest charges related to the accounting for our outstanding convertible debt which are in excess of the actual interest expense owing on such convertible debt, as well as non-cash interest related to the Fampyra monetization, and acquired Biotie debt, and (iii) changes in the fair value of acquired contingent consideration which do not correlate to our actual cash payment obligations in the relevant periods. The Company believes its non-GAAP net loss measure helps indicate underlying trends in the Company's business and is important in comparing current results with prior period results and understanding projected operating performance.  Also, management uses this non-GAAP financial measure to establish budgets and operational goals, and to manage the Company's business and to evaluate its performance.

In addition to non-GAAP net loss, we have provided 2019 guidance for R&D and SG&A expenses on a non-GAAP basis. Due to the forward looking nature of this information, the amount of compensation charges and benefits needed to reconcile these measures to the most directly comparable GAAP financial measures is dependent on future changes in the market price of our common stock and is not available at this time. The Company believes that these non-GAAP measures, when viewed in conjunction with our GAAP results, provide investors with a more meaningful understanding of our ongoing and projected R&D and SG&A expenses. Also, management uses these non-GAAP financial measures to establish budgets and operational goals, and to manage the Company's business and to evaluate its performance.

About Acorda Therapeutics

Acorda Therapeutics develops therapies to restore function and improve the lives of people with neurological disorders. INBRIJA™ (levodopa inhalation powder) is approved for intermittent treatment of OFF episodes in adults with Parkinson’s disease treated with carbidopa/levodopa. INBRIJA is not to be used by patients who take or have taken a nonselective monoamine oxidase inhibitor such as phenelzine or tranylcypromine within the last two weeks. INBRIJA utilizes Acorda’s innovative ARCUS® pulmonary delivery system, a technology platform designed to deliver medication through inhalation. Acorda also markets the branded AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg.

Forward-Looking Statement

This press release includes forward-looking statements. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including: we may not be able to successfully market Inbrija or any other products under development; risks associated with complex, regulated manufacturing processes for pharmaceuticals, which could affect whether we have sufficient commercial supply of Inbrija to meet market demand; third party payers (including governmental agencies) may not reimburse for the use of Inbrija or our other products at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; competition for Inbrija, Ampyra and other products we may develop and market in the future, including increasing competition and accompanying loss of revenues in the U.S. from generic versions of Ampyra (dalfampridine) following our loss of patent exclusivity; the ability to realize the benefits anticipated from acquisitions, among other reasons because acquired development programs are generally subject to all the risks inherent in the drug development process and our knowledge of the risks specifically relevant to acquired programs generally improves over time; we may need to raise additional funds to finance our operations and may not be able to do so on acceptable terms; the risk of unfavorable results from future studies of Inbrija (levodopa inhalation powder) or from our other research and development programs, or any other acquired or in-licensed programs ; the occurrence of adverse safety events with our products; the outcome (by judgment or settlement) and costs of legal, administrative or regulatory proceedings, investigations or inspections, including, without limitation, collective, representative or class action litigation; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

These and other risks are described in greater detail in our filings with the Securities and Exchange Commission. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this press release are made only as of the date hereof, and we disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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Financial Statements

Acorda Therapeutics, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	March 31,	December 31,
	2019	2018

Assets
Cash, cash equivalents and short-term investments	$343,250	$445,553
Trade receivables, net	20,652	23,430
Other current assets	22,537	30,110
Inventories, net	31,465	29,014
Property and equipment, net	83,032	60,519
Goodwill	280,128	282,059
Intangible assets, net	425,777	428,570
Right of use assets	26,802	—
Other assets	295	411
Total assets	$1,233,938	$1,299,666

Liabilities and stockholders' equity
Accounts payable, accrued expenses and other current liabilities	$71,873	$125,741
Current portion of lease liability	7,458	—
Current portion of royalty liability	9,173	8,985
Current portion of acquired contingent consideration	8,179	4,914
Current portion of loans payable	604	616
Convertible senior notes	321,210	318,670
Non-current portion of acquired contingent consideration	167,221	163,086
Non-current portion of lease liability	26,455	—
Non-current portion of royalty liability	20,174	21,731
Non-current portion of loans payable	24,643	24,470
Deferred tax liability	5,401	7,483
Other long-term liabilities	4,961	11,987
Total stockholder's equity	566,586	611,983
Total liabilities and stockholders' equity	$1,233,938	$1,299,666

Acorda Therapeutics, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2019	2018

Revenues:
Net product revenues	$41,334	$103,003
Royalty revenues	2,803	3,162
Total revenues	44,137	106,165

Costs and expenses:
Cost of sales	8,799	20,634
Research and development	16,028	30,560
Selling, general and administrative	52,725	47,601
Amortization of Intangible Asset	2,564	716
Change in fair value of acquired contingent consideration	7,400	6,200
Total operating expenses	87,516	105,711

Operating (loss) income	$(43,379)	$454

Other expense, (net)	(4,941)	(5,176)
Loss before income taxes	(48,320)	(4,722)
Benefit from (Provision for) income taxes	715	(3,477)
Net loss	$(47,605)	$(8,199)

Net loss per common share - basic and diluted	$(1.00)	$(0.18)
Weighted average common shares - basic and diluted	47,472	46,529

Acorda Therapeutics, Inc.

Non-GAAP Net (Loss) Income and Net (Loss) Income per Common Share Reconciliation

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,
	2019	2018

GAAP net loss	$(47,605)	$(8,199)
Pro forma adjustments:
Non-cash interest expense (1)	4,717	4,003

Change in fair value of acquired contingent consideration (2)	7,400	6,200

Share-based compensation expenses included in Cost of Sales	150	—
Share-based compensation expenses included in R&D	701	1,705
Share-based compensation expenses included in SG&A	2,816	4,162
Total share-based compensation expenses	3,667	5,867

Total pro forma adjustments	15,784	16,070

Income tax effect of reconciling items above (3)	(5,343)	1,077

Non-GAAP net (loss) income	$(26,478)	$6,794

Net (loss) income per common share - basic	$(0.56)	$0.15
Net (loss) income per common share - diluted	$(0.56)	$0.14
Weighted average common shares - basic	47,472	46,529
Weighted average common shares - diluted	47,472	46,983

(1) Non-cash interest expense related to convertible senior notes, Biotie non-convertible and R&D loans and Fampyra royalty monetization.
(2) Changes in fair value of acquired contingent consideration related to the Civitas acquisition.
(3) Represents the tax effect of the non-GAAP adjustments.